FREE WRITING PROSPECTUS Dated September 19, 2012	Filed Pursuant to Rule 433 Registration No. 333-181103 Registration No. 333-181103-01

GE EQUIPMENT MIDTICKET LLC, SERIES 2012-1
Issuing Entity
$541,590,000 Asset Backed Notes

CEF EQUIPMENT HOLDING, L.L.C.
Depositor

GENERAL ELECTRIC CAPITAL CORPORATION
Sponsor and Servicer

The Depositor has filed with the Securities and Exchange Commission (“SEC”) a prospectus supplement dated September 19, 2012 and a prospectus dated September 12, 2012, which describe the Class A Notes and the Class B Notes (collectively, the “Notes”) to be issued by the Issuing Entity. You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the Notes.

Ratings

We will not issue the Notes unless:

•	the Class A Notes, other than the Class A-1 Notes, are rated in the highest rating category for long-term (AAAsf/AAA (sf)) obligations by Fitch, Inc. (“Fitch”) and Standard & Poor’s Financial Services, LLC (“S&P”), respectively,

•	the Class A-1 Notes are rated in the highest rating category for short-term (F1+sf/A-1+ (sf)) obligations by Fitch and S&P, respectively, and

•	the Class B Notes are rated AAsf by Fitch and AA (sf) by S&P, respectively.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the post-effective amendments thereto and other documents the Depositor has filed with the SEC for more complete information about the Issuing Entity, the Depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor will arrange to send you the prospectus if you request it by calling its Manager, Investment Relations at (203) 357-4328.

Joint Bookrunners of the Class A Notes and Class B Notes

BofA Merrill Lynch	J.P. Morgan

Co-Managers of the Class A Notes

CastleOak Securities, L.P.	Credit Suisse